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Exhibit 4.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HARRAH'S ENTERTAINMENT, INC.

        Harrah's Entertainment, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          1.     Paragraph A of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

            "A. The total number of shares which the Corporation shall have authority to issue is 725,150,000, consisting of 720,000,000 shares of Common Stock, par value $.10 per share (the "Common Stock"), 150,000 shares of Preferred Stock, par value $100.00 per share (the "Preferred Stock"), and 5,000,000 shares of Special Stock, par value $1.125 per share (the "Special Stock")."

          2.     The foregoing amendment to the Certificate of Incorporation of the Corporation herein certified has been duly authorized and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        [Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on June 9, 2005.

HARRAH'S ENTERTAINMENT, INC., a Delaware corporation
By:	/s/ STEPHEN H. BRAMMELL Stephen H. Brammell Senior Vice President, General Counsel and Corporate Secretary

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF HARRAH'S ENTERTAINMENT, INC.